Exhibit 99.1

FOR IMMEDIATE RELEASE

ANN INC. Announces Strategic Realignment

— Company Evolves Organization to Optimize Omni-Channel Opportunity —

— Expects to Generate Approximately $25 Million in Annualized Pre-Tax Savings —

New York, NY, March 14, 2014 – ANN INC. (NYSE: ANN) today announced a strategic realignment of its organization to support an integrated stores/ecommerce structure and position the Company for accelerated growth and efficiency.

Commenting on the announcement, ANN INC. President and Chief Executive Officer Kay Krill stated, “Retailing has undergone a sea change over the last few years, driven by the continued rapid shift of consumers’ purchasing behavior and the growth of omni-channel shopping. ANN INC. has been at the forefront of this evolution, investing in the infrastructure and system enhancements that led to the launch of our successful omni-channel platform in 2012. Today, we are taking the next critical step, by realigning our organization to support an integrated stores/e-commerce structure to accelerate our strategic growth agenda and overall financial performance in 2014 and beyond.

“The new integrated structure will enhance our focus on delivering great fashion, building our brands and servicing our clients, wherever and whenever she chooses to shop. In connection with these changes, I am very pleased to announce that Gary Muto has been named to the position of President, ANN INC. Brands, reporting to me, where he will be primarily focused on design, merchandising and marketing for all channels of the Ann Taylor and LOFT brands,” said Ms. Krill.

The realignment is expected to result in ongoing annualized pre-tax operating savings of approximately $25 million, of which approximately $15 million is expected to be realized in fiscal 2014. As a result of the strategic realignment, the Company has streamlined its operations, eliminating approximately 100 positions from its corporate workforce. The Company expects to record a pre-tax restructuring charge of approximately $15 million in connection with the realignment, the vast majority of which is expected to be incurred in the fiscal first quarter of 2014.

“The strategic realignment we are announcing today builds on our ongoing initiatives to expand our omni-channel capabilities, enhance the productivity of our store fleet, grow our international presence, and develop new categories of growth, including the launch of the Lou & Grey brand, while also furthering our objective to maximize the profitable growth of ANN INC.,” concluded Ms. Krill.

About ANN INC.

ANN INC. is the parent Company of Ann Taylor and LOFT, two of the leading women’s specialty retail fashion brands in North America. The Company operated 1,025 Ann Taylor, Ann Taylor Factory, LOFT and LOFT Outlet stores in 47 states, the District of Columbia, Puerto Rico and Canada as of February 1, 2014. Our Ann Taylor and LOFT brands are also available in more than 100 countries worldwide online at AnnTaylor.com and LOFT.com. Visit ANNINC.com for more information (NYSE: ANN).

Investor Contact:	Press Contact:
Judith Lord	Catherine Fisher
Vice President, Investor Relations	Vice President, Corporate Communications
ANN INC.	ANN INC.
212-541-3300 ext. 3598	212-541-3300 ext. 2199

Forward-Looking Statements

Certain statements in this press release are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use the words “expect,” “anticipate,” “plan,” “intend,” “project,” “may,” “believe” and similar expressions. Forward-looking statements also include representations of the expectations or beliefs of the Company concerning future events that involve risks and uncertainties, including:

•	the Company’s ability to anticipate and respond to changing client preferences and fashion trends and provide a balanced assortment of merchandise that satisfies client demands in a timely manner;

•	the effectiveness of the Company’s brand awareness and marketing programs, its ability to maintain brand image, engage new and existing clients and gain market share;

•	the effect of competitive pressures from other retailers;

•	the Company’s reliance on key management and its ability to hire, retain and develop qualified associates;

•	the Company’s ability to successfully optimize implementation of our omni-channel retail strategy and maintain a relevant and reliable omni-channel experience for our clients;

•	the Company’s ability to manage inventory levels and changes in merchandise mix as well as optimize the operational aspects of our omni-channel fulfillment strategy;

•	the Company’s ability to successfully upgrade and maintain its information systems in a timely and secure manner to support the needs of the organization and to operate in accordance with its business continuity plan in the event of a disruption;

•	the performance and operation of the Company’s websites and the risks associated with Internet sales;

•	the impact of a privacy breach and the resulting effect on the Company’s business and reputation;

•	the Company’s reliance on third-party manufacturers and key vendors, including operational risks such as reduced production capacity, errors in complying with merchandise specifications, insufficient quality control and failure to meet production deadlines;

•	the impact of fluctuations in sourcing costs, in particular, increases in the costs of raw materials, labor and transportation;

•	the Company’s reliance on foreign sources of production and the associated risks of doing business in foreign markets;

•	the Company’s dependence on its Louisville distribution center and third-party distribution and transportation providers;

•	the Company’s ability to successfully execute brand goals, objectives and new concepts and strategies, including international expansion;

•	the Company’s ability to secure and protect trademarks and other intellectual property rights;

•	a significant change in the regulatory environment applicable to the Company’s business and the Company’s ability to comply with legal and regulatory requirements;

•	the effect of general economic conditions on consumer spending and the Company’s liquidity and capital resources;

•	the impact of fluctuations in sales and profitability on the Company’s stock price;

•	the potential impact of natural disasters, extreme weather, public health concerns, acts of war or terrorism in the United States or worldwide;

•	the failure by independent manufacturers to comply with the Company’s social compliance program requirements or applicable laws and regulations;

•	the Company’s ability to successfully manage store growth and optimize the productivity and profitability of its store portfolio;

•	the Company’s dependence on shopping malls and other retail centers to attract clients and the impact of potential consolidation of commercial and retail landlords on the Company’s ability to negotiate favorable rental terms; and

•	the effect of tax matters on our business operations.

Further description of these risks and uncertainties and other important factors are set forth in the Company’s latest Annual Report on Form 10-K, including but not limited to Item 1A – Risk Factors and Item 7 – Management’s Discussion and Analysis of Financial Condition and Results of Operations therein, and in the Company’s other filings with the SEC. Although these forward-looking statements reflect the Company’s current expectations concerning future events, actual results may differ materially from current expectations or historical results. The Company does not assume any obligation to publicly update or revise any forward-looking statements at any time for any reason.